Exhibit 24.2
Dividend Reinvestment and Stock Purchase Plan

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PG&E CORPORATION

June 20, 2007

WHEREAS, the Finance Committee of this Board of Directors has recommended to this Board the establishment of a dividend reinvestment and stock purchase plan (the “DRSPP”) by which (1) shareholders of this corporation or Pacific Gas and Electric Company (the “Utility”) who are enrolled in the DRSPP are able to purchase shares of this corporation’s common stock using dividends paid on this corporation’s common stock and the Utility’s preferred stock, (2) enrolled shareholders are able to contribute additional cash amounts to purchase additional shares to increase their investment in this corporation, and (3) new investors are able to contribute cash to purchase shares as an initial investment;

WHEREAS, the Board finds it to be in the best interests of this corporation and its shareholders to establish a DRSPP in order to raise additional equity for the corporation and to provide shareholders of this corporation and the Utility, as well as new investors, an economical and convenient method to increase or acquire an investment in this corporation; and

WHEREAS, the Finance Committee has recommended that this Board authorize the offer and sale of 5 million shares of this corporation’s common stock (the “Shares”) through the DRSPP, which Shares may be composed of newly issued shares of this corporation purchased directly from this corporation or outstanding shares of this corporation purchased on the open market for the account of DRSPP participants by an independent agent as administrator of the DRSPP;

NOW, THEREFORE, BE IT RESOLVED that this corporation is authorized to offer and sell the Shares through the DRSPP and is further authorized to reserve the Shares for issuance and sale, if all or any portion of the Shares are to be purchased directly from this corporation; and

BE IT FURTHER RESOLVED that the prices of the Shares purchased pursuant to the DRSPP will not exceed the current market prices at the time of the purchase, nor will the prices exceed an amount determined in accordance with a pricing formula specified in the DRSPP and based upon the average or current market prices at the time of purchase; and

BE IT FURTHER RESOLVED that the Chief Financial Officer and counsel of this corporation are hereby authorized, jointly and severally, to establish the terms and conditions of the DRSPP in accordance with this resolution and as may in their judgment be necessary, convenient, or appropriate; and

BE IT FURTHER RESOLVED that the Chief Financial Officer of this corporation is hereby authorized to determine whether all or any portion of the Shares to be used under the DRSPP shall be new shares issued by PG&E Corporation or outstanding shares purchased by the administrator on the open market, provided that the source of Shares for the DRSPP may not be changed more frequently than once every three months; and

BE IT FURTHER RESOLVED that the officers and counsel of this corporation are hereby authorized, jointly and severally, to take such action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary, convenient, or appropriate to carry out this resolution, including the preparation, execution, and filing of a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission, and any amendments or supplements thereto to effect the registration under said Act of the offer and sale of the Shares; and

BE IT FURTHER RESOLVED that LINDA Y.H. CHENG, EILEEN O. CHAN, WONDY S. LEE, ERIC MONTIZAMBERT, GARY P. ENCINAS, and KATHLEEN M. HAYES are hereby authorized, jointly and severally, to sign on behalf of this corporation said registration statement and all amendments and supplements thereto to be filed with the Securities and Exchange Commission, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the Securities and Exchange Commission adopted pursuant thereto with regard to the filing of said registration statement and all amendments or supplements thereto; and

BE IT FURTHER RESOLVED that the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Corporate

Secretary, the Assistant Treasurer, or any Assistant Corporate Secretary (the “Delegated Officers”) are hereby authorized on behalf of this corporation to sign applications to be made to the New York Stock Exchange and any other stock exchange as may be deemed appropriate by any of the Delegated Officers for listing the Shares, and the Delegated Officers are further authorized to make such changes therein, or in any documents or agreements relative thereto, as may be necessary to conform with requirements for listing, and to appear, if necessary, before the officials of said Exchanges; and

BE IT FURTHER RESOLVED that this corporation is authorized to enter into an agreement with Mellon Bank, N.A.  (“Mellon”), or an affiliate of Mellon as designated by Mellon, to administer the DRSPP on behalf of this corporation; and

BE IT FURTHER RESOLVED that the Delegated Officers, counsel, and any other employees, agents, consultants or representatives of this corporation authorized by any of the Delegated Officers, including Mellon Investor Services, LLC, as Transfer Agent and Registrar of Transfers, are hereby authorized and directed to do any and all things necessary in order to establish and administer the DRSPP, issue and deliver said Shares in accordance with the DRSPP, and take such other action and execute such other documents as they may deem necessary or appropriate to carry out the purpose of the foregoing resolutions.

I, LINDA Y.H. CHENG, do hereby certify that I am Vice President, Corporate Governance and Corporate Secretary of PG&E Corporation, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held on June 20, 2007; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

WITNESS my hand and the seal of said corporation hereunto affixed this 27th day of June, 2007.

/s/ Linda Y.H. Cheng
Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary
PG&E Corporation

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